Exhibit 6
                                                                  ---------

                        CERTIFICATE OF DESIGNATIONS

                                     OF

                           CONVERTIBLE CUMULATIVE
                              PREFERRED STOCK

                                     OF

                         R.H. DONNELLEY CORPORATION

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                   Pursuant to Section 151 of the General
                  Corporation Law of the State of Delaware

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     R.H. Donnelley Corporation (the "CORPORATION"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:

     FIRST: The Restated Certificate of Incorporation, as amended, of the Corporation authorizes the issuance of up to 10,000,000 shares of Preferred Stock, par value $1 per share (the "PREFERRED STOCK"), and further authorizes the Board of Directors of the Corporation by resolution or resolutions to provide for the issuance of Preferred Stock in series and to establish the number of shares to be included in each such series and to fix the designation, voting powers, preferences and relative rights and qualifications, limitations or restrictions of each such series.

     SECOND: On September 21, 2002, the Board of Directors of the
Corporation adopted the following resolution authorizing the creation and issuance of a series of said Preferred Stock to be known as Convertible Cumulative Preferred Stock:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Restated Certificate of Incorporation, as amended, a series of Preferred Stock of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as set forth in the Corporation's Restated Certificate of Incorporation and in this Certificate of Designations as follows:

1. Designation and Amount. The shares of such series of Preferred Stock shall be designated as Convertible Cumulative Preferred Stock (the "CONVERTIBLE PREFERRED STOCK"), and the number of shares constituting such series shall be 250,000. The initial liquidation preference of the Convertible Preferred Stock shall be $1,000 per share or right (the "LIQUIDATION VALUE").

2. Rank. The Convertible Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) senior to both the Corporation's Common Stock and to all classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding which by their terms expressly provide that they are junior to the Convertible Preferred Stock or which do not specify their rank (collectively with the Common Stock, the "JUNIOR SECURITIES"); (ii) on a parity with each other class of capital stock or series of preferred stock issued by the Corporation after the date hereof the terms of which specifically provide that such class or series will rank on a parity with the Convertible Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Corporation (collectively referred to as "PARITY SECURITIES"); and (iii) junior to each other class of capital stock or other series of Preferred Stock issued by the Corporation after the date hereof the terms of which specifically provide that such class or series will rank senior to the Convertible Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Corporation (collectively referred to as "SENIOR SECURITIES")

3. Dividends. (a) Payment of Dividends. The holders of shares of Convertible Preferred Stock, in preference to the holders of any shares of Common Stock or other capital stock of the Corporation, shall be entitled to receive, when, as and if declared by the Board of Directors, in their sole discretion, out of the assets of the Corporation legally available therefor, distributions in the form of cumulative cash dividends payable at an annual rate per share equal to 8% (the "Dividend Rate") of the Convertible Preferred Amount from and after the date of issuance of the shares of Convertible Preferred Stock (the "Issue Date"), as long as the shares of Convertible Preferred Stock remain outstanding. Dividends shall be (i) computed on the basis of the aggregate Convertible Preferred Amount; (ii) calculated and compounded quarterly; (iii) accrue and be payable quarterly, in arrears, on March 31, June 30, September 30 and December 31 (each such date being referred to herein as a "Quarterly Dividend Payment Date"), except that if any Quarterly Dividend Payment Date is not a Business Day then the Quarterly Dividend Payment Date shall be on the first immediately succeeding Business Day, commencing on the first Quarterly Dividend Payment Date following the Issue Date; and
     (iv) payable in cash. Notwithstanding anything contained herein to the contrary, on any day on or after the tenth anniversary of the Issue Date during which a Dividend Payment Default (as defined in Section 8(c)(i)) shall exist, the Dividend Rate shall be 10%.

     (b) Accrual of Dividends. Dividends payable pursuant to subsection (a) of this Section 3 shall begin to accrue on a daily basis and be cumulative from the Issue Date, whether or not declared by the Board of Directors and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and shall continue to accrue and be cumulative (and compound as provided in (a) above) until paid in full in cash or until the date of conversion or redemption of the Convertible Preferred Stock (such dividends being referred to as the "Convertible Preferred Dividends"). The amount of dividends so payable shall be determined on the basis of twelve 30-day months and a 360-day year. Any dividends declared by the Board of Directors and paid, in each case, after the tenth anniversary of the Issue Date will be applied first against any dividends that have accrued since the tenth anniversary of the Issue Date but that have not been paid and then to dividends that have accrued since the Issue Date but that have not been paid. Subject to the immediately preceding sentence, dividends paid on shares of Convertible Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

     (c) Restricted Payments. So long as any shares of Convertible Preferred Stock remain outstanding, the Corporation shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Securities or other capital stock of the Corporation or any warrants, rights, calls or options exercisable for or convertible into any shares of Junior Securities or other capital stock of the Corporation, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of Junior Securities or other capital stock of the Corporation or other property, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Securities or other capital stock of the Corporation or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities or other capital stock of the Corporation unless all dividends that have accrued since the tenth anniversary of the Issue Date on the shares of Convertible Preferred Stock shall have been paid.

     (d) Dividends on Common Stock. So long as any shares of Convertible Preferred Stock remain outstanding, if the Corporation pays a dividend in cash, securities or other property on shares of Common Stock, then at the same time the Corporation shall declare and pay a dividend on shares of Convertible Preferred Stock (which would be in addition to any dividends payable under Section 3(a) and (b)) in the amount of dividends that would be paid with respect to shares of Convertible Preferred Stock if such shares were converted into shares of Common Stock on the record date for such dividend (or if no record date is established, at the date such dividend is declared).

4. Liquidation Preference. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (each, a "LIQUIDATION EVENT"), the holders of shares of Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Convertible Preferred Stock) in cash equal to the greater of (i) 100% of the Liquidation Value for each share outstanding, plus an amount equal to all accrued but unpaid dividends thereon, whether or not declared, (such amount, the "CONVERTIBLE PREFERRED AMOUNT") to the date of liquidation, dissolution or winding up as calculated pursuant to Section 3 hereof, or (ii) the amount to which such holder would be entitled to receive in connection therewith had such holder converted such share into shares of Common Stock in accordance with the terms hereof immediately prior to such event (such greater amount of (i) and (ii) being referred to herein as the "LIQUIDATION PREFERENCE"), in either case before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Convertible Preferred Stock and any Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Convertible Preferred Stock and the holders of outstanding shares of such Parity Securities are entitled were paid in full.

     (b) For the purposes of this Section 4, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with any one or more other corporations shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

5. Redemption. (a) Optional Redemption. Subject to the rights of holders of shares of Convertible Preferred Stock set forth in
     Section 9 hereof, the Corporation may, at its option, redeem at any time on or after [TENTH ANNIVERSARY OF THE ISSUE DATE], in the manner provided in Section 6 hereof, all but not less than all of the shares of the Convertible Preferred Stock at a redemption price per share equal to the Liquidation Preference, provided, however, that in the event a Change of Control (as defined below) has occurred prior to a redemption pursuant to this Section 5(a), the redemption price per share shall be the greater of (A) the Liquidation Preference and (B) the consideration calculated in accordance with Section 5(b) hereof; provided, further, that the Corporation may redeem the Convertible Preferred Stock pursuant to this Section 5(a) on or after [THIRD ANNIVERSARY OF THE ISSUE DATE] and before [TENTH ANNIVERSARY OF THE ISSUE DATE], if the Current Market Price (as defined below) of the Common Stock has exceeded 200% of the Conversion Price for 30 of the 45 Trading Days preceding the date notice is given by the Corporation pursuant to Section 6 hereof of its intention to redeem all of the shares of Convertible Preferred Stock pursuant to this Section 5(a). Until [FIFTEENTH ANNIVERSARY OF THE ISSUE DATE], the Corporation shall pay the redemption price pursuant to this Section 5(a) in cash. After [FIFTEENTH ANNIVERSARY OF THE ISSUE DATE], the Corporation may elect, in its sole discretion, to pay the redemption price pursuant to this
     Section 5(a) in cash, Common Stock or a combination thereof. If the Corporation elects to pay all or a portion of the redemption price in Common Stock pursuant to the immediately preceding sentence, the number of shares of Common Stock that the holders of Convertible Preferred Stock shall be entitled to receive will be equal to the quotient of (1) the consideration to be received by the holders of Convertible Preferred Stock as determined pursuant to this Section 5(a) with respect to the shares of Convertible Preferred Stock the Corporation has elected to pay in Common Stock divided by (2) the product of .95 multiplied by the average of the Current Market Price for the 30 Trading Days preceding the date the Corporation mails notice of such redemption pursuant to Section 6(a).

     (b) Redemption Upon Change in Control. Upon the occurrence of a Change in Control, each holder of Convertible Preferred Stock may elect to cause the Corporation to redeem such holder's Convertible Preferred Stock, in whole or in part, at a redemption price per share in cash equal to the greater of (i) 101% of the Liquidation Value plus accrued and unpaid dividends (whether or not declared) to the date of redemption; provided, however, that if the Change in Control occurs on or before [FIFTH ANNIVERSARY OF THE ISSUE DATE], the redemption price per share will include dividends that would have accrued or been payable in accordance with Section 3 hereof until [FIFTH ANNIVERSARY OF THE ISSUE DATE], had the Convertible Preferred Stock not been redeemed prior thereto or (ii) the amount to which such holder would be entitled to receive in connection therewith had such holder converted such share into shares of Common Stock in accordance with the terms hereof immediately prior to such event.

6. Procedure for Redemption. (a) In the event that the Corporation shall redeem shares of Convertible Preferred Stock pursuant to Section 5(a) hereof, notice of such redemption shall be mailed by first-class mail, postage prepaid, and mailed not less than 30 days nor more than 60 days prior to the redemption date, to the holders of record of the shares to be redeemed at their respective addresses as they shall appear in the records of the Corporation; provided, however, that failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for the redemption of any shares so to be redeemed except as to the holder to whom the Corporation has failed to give such notice or except as to the holder to whom notice was defective. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Convertible Preferred Stock to be redeemed; (iii) the redemption price per share, including a calculation of such redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) that the holder's right to convert such shares into shares of Common Stock shall terminate on the close of business on the second Business Day preceding such redemption date.

     (b) If a Change in Control should occur, then, in any one or more of such events the Corporation shall, within 10 days following the occurrence of the Change in Control, give written notice by first-class mail, postage prepaid, to each holder of Convertible Preferred Stock at its address as it appears in the records of the Corporation, which notice shall describe such Change in Control. Such notice shall also set forth: (i) each holder's right to require the Corporation to redeem in whole or in part shares of Convertible Preferred Stock held by such holder as a result of such Change in Control; (ii) the redemption price, including a calculation of such redemption price; (iii) the redemption date (which date shall be no earlier than 30 days from the date the notice in respect of such Change in Control is mailed); (iv) the procedures to be followed by such holder in exercising its right of redemption, including the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date and
          (vi) that the holder's right to convert such shares into shares of Common Stock shall terminate on the close of business on the second Business Day preceding such redemption date. In the event a holder of shares of Convertible Preferred Stock elects to require the Corporation to redeem any or all of such shares of Convertible Preferred Stock, such holder shall deliver, not later than two Business Days prior to the redemption date as set forth in the Corporation's notice described in this Section 6(b), a written notice stating such holder's election and specifying the number of shares to be redeemed pursuant to Section 5(b) hereof.

     (c) After notice by the Corporation has been mailed as provided in Section 6(a) hereof, or notices of election have been mailed by the holders as provided in Section 6(b) hereof, and provided that on or before the applicable redemption date funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for or entitled to redemption, so as to be and to continue to be available therefor, then, from and after the redemption date (unless the Corporation defaults in the payment of the redemption price, in which case such rights shall continue until the redemption price is paid), dividends on the shares of Convertible Preferred Stock so called for or entitled to redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Convertible Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive the applicable redemption price and any accrued and unpaid dividends from the Corporation to the date of redemption calculated pursuant to Section 3 hereof and the right to convert such shares into shares of Common Stock, which shall continue until the close of business on the second Business Day preceding the date of redemption in accordance with Section 9 hereof) shall cease. Upon surrender of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and a notice by the Corporation shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price as aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates representing the unredeemed shares shall be issued to such holder within 5 days of the redemption date.

7. Reacquired Shares. Shares of Convertible Preferred Stock that have been issued and reacquired in any manner, including without limitation shares reacquired by purchase, redemption or conversion pursuant to Section 9 hereof, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock other than Convertible Preferred Stock.

8. Voting Rights. In addition to any voting rights provided by applicable law, the holders of Convertible Preferred Stock shall have the following voting rights:

     (a) General. Subject to Section 8(b) hereof, each share of Convertible Preferred Stock shall entitle the holder thereof to vote on all matters submitted to a vote of the stockholders of the Corporation, voting together as a single class with the holders of Common Stock. At any time, each share of Convertible Preferred Stock shall be entitled to a number of votes which is equal to the number of shares of Common Stock that could be obtained upon conversion of one share of Convertible Preferred Stock at the then applicable Conversion Price (as such amount may be adjusted pursuant to Section 9(f) hereof).

     (b)       Voting Rights for Directors.
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          (i)    Subject to Section 8(b)(viii), in addition to any other
                 rights to elect directors which the holders of Convertible Preferred Stock may have, from and after the Issue Date, the holders of all outstanding shares of Convertible Preferred Stock, voting separately as a class and to the exclusion of the holders of all other classes of stock of the Corporation, shall be entitled to elect a total of two individuals to serve as members of the Board of Directors. Such directors shall be divided into classes if and to the same extent as the directors to be elected generally by the stockholders of the Corporation.

          (ii) The right to elect directors as described in Section 8(b)(i) hereof may be exercised either at a special meeting of the holders of Convertible Preferred Stock, called as hereinafter provided in Section 8(b)(iii) hereof, at any annual meeting of stockholders held for the purpose of electing directors, or by the written consent of the holders of Convertible Preferred Stock without a meeting pursuant to Section 228 of the DGCL and thereafter at such annual meeting or by written consent.

          (iii) The Secretary of the Corporation may, and upon the written request of the holders of record of at least 10% of the outstanding shares of Convertible Preferred Stock (addressed to the Secretary of the Corporation at the principal office of the Corporation) shall, call a special meeting of the holders of Convertible Preferred Stock for the election of the directors to be elected by them as herein provided. Such call shall be made by notice to the holders of record by first-class mail, postage prepaid at their respective addresses as they shall appear in the records of the Corporation, and such notice shall be mailed at least 10 days but no more than 20 days before the date of the special meeting, or as required by law. Such meeting shall be held at the earliest practicable date upon the notice required for special meetings of stockholders at the place designated by the Secretary of the Corporation. If such meeting shall not be called by a proper officer of the Corporation within 15 days after receipt of such written request by the Secretary of the Corporation, then the holders of record of at least 10% of the shares of Convertible Preferred Stock then outstanding may call such meeting at the expense of the Corporation, and such meeting may be called by such holders upon the notice required for special meetings of stockholders and shall be held at the place designated in such notice. Any holder of Convertible Preferred Stock that would be entitled to vote at any such meeting shall have access to the stock record books of the Corporation for the purpose of causing a meeting of holders of Convertible Preferred Stock to be called pursuant to the provisions of this
                 Section 8(b)(iii).

          (iv) At any meeting held for the purpose of electing directors at which the holders of Convertible Preferred Stock shall have the right to elect directors as provided in this
                 Section 8(b), the presence in person or by proxy of the holders of a majority of the then outstanding shares of Convertible Preferred Stock shall be required and be sufficient to constitute a quorum of such class for the election of directors by such class. At any such meeting or adjournment thereof, (x) the absence of a quorum of the holders of Convertible Preferred Stock shall not prevent the election of directors other than the directors to be elected by the holders of Convertible Preferred Stock, and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of the directors to be elected by the holders of Convertible Preferred Stock, and (y) in the absence of a quorum of the holders of Convertible Preferred Stock, a majority of the holders of Convertible Preferred Stock present in person or by proxy shall have the power to adjourn the meeting for the election of directors which such holders are entitled to elect, from time to time, without notice (except as required by law) other than announcement at the meeting, until a quorum shall be present.

          (v) Except as provided in Section 8(b)(viii) hereof, the term of office of any director elected by the holders of Convertible Preferred Stock pursuant to Section 8(b)(i) hereof in office at any time shall terminate upon the election of his or her successor at the annual meeting of stockholders held for the purpose of electing directors to the class of directors to which such director belongs.

          (vi) In case of a vacancy occurring in the office of any director so elected pursuant to Section 8(b)(i) hereof, the holders of a majority of the Convertible Preferred Stock then outstanding may, at a special meeting of the holders or by written consent as provided above, elect a successor to hold office for the unexpired term of such director.

          (vii) At any annual or special meeting held for the purpose of allowing the holders of the Convertible Preferred Stock to take any action pursuant to this Certificate of Designations, the Stock Purchase Agreement or the Registration Rights Agreement and where a majority of the then outstanding shares of Convertible Preferred Stock are present in person or by proxy, the affirmative vote of the holders present in person or by proxy at such meeting shall be sufficient for such action to have received the approval of the holders of the Convertible Preferred Stock.

          (viii) Notwithstanding the foregoing: (x) at such time, if any, as the outstanding shares of Convertible Preferred Stock then Beneficially Owned by the Initial Purchasers, their respective Affiliates or any Designated Transferees constitutes less than 50% of the number of shares of Common Stock Beneficially Owned by them immediately after the Issue Date (as such number may be adjusted for stock dividends, stock splits, combinations and recapitalizations and other similar events), the number of directors the holders of Convertible Preferred Stock are then entitled to designate and elect under this Section 8(b) shall be reduced by one; and (y) at such time as the outstanding shares of Convertible Preferred Stock then Beneficially Owned by the Initial Purchasers, their respective Affiliates or any Designated Transferees constitutes less than 15% of the number of shares of Common Stock Beneficially Owned by them immediately after the Issue Date (as such number may be adjusted for stock dividends, stock splits, combinations and recapitalizations and other similar events), the holders of Convertible Preferred Stock shall not be entitled to designate or elect any directors under this Section 8(b).

     (c)         Additional Directors.
                 --------------------

          (i) Subject to Section 8(c)(viii), in the event that (i) dividends payable on any Quarterly Dividend Payment Date after the tenth anniversary of the Issue Date are not paid and are in arrears on such Quarterly Dividend Payment Date (each occurrence a "Dividend Payment Default") or (ii) if the Corporation shall have failed to discharge any obligation pursuant to a request for redemption pursuant to Section 5(b) (the "Redemption Obligation") (each of the foregoing a "Triggering Event"), then the number of directors constituting the Board of Directors of the Corporation, without further action, shall be increased by one person and the holders of the Convertible Preferred Stock shall have the exclusive right, voting separately as a class, to nominate and elect such director (the "New Director") of the Corporation to fill such newly created directorship at each meeting of stockholders held for the purpose of electing directors to the class of directors to which such director belongs.

          (ii) Whenever such voting right shall have vested, such right may be exercised at a special meeting of the holders of the Convertible Preferred Stock called as hereinafter provided, at any annual meeting of stockholders held for the purpose of electing directors or by the written consent of the holders of Convertible Preferred Stock pursuant to Section 228 of the Delaware General Corporation Law. Such voting right shall continue until such time as all cumulative dividends accumulated on the Convertible Preferred Stock since the tenth anniversary of the Issue Date shall have been paid in full or the Corporation shall have fulfilled its Redemption Obligation in full, as the case may be, at which time such voting right of the holders of Convertible Preferred Stock shall terminate, but such voting right shall again vest in the event of each and every subsequent failure of the Corporation to pay dividends for the requisite number of periods or to discharge any Redemption Obligation as described above.

          (iii) At any time when such voting right shall have vested in the holders of Convertible Preferred Stock and if such right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of any holder of record of Convertible Preferred Stock then outstanding, call a special meeting of holders of Convertible Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders. If such meeting shall not be called within 20 days after such written request, then the holders of record of 10% of the shares of Convertible Preferred Stock then outstanding may designate in writing a holder of Convertible Preferred Stock to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders. Any holder of Convertible Preferred Stock which would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph. Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called during a period within 60 days immediately preceding the date fixed for the next annual meeting of stockholders.

          (iv) At any meeting at which the holders of Convertible Preferred Stock shall have the right to elect a New Director as provided herein, the presence in person or by proxy of the holders of at least a majority of the then outstanding shares of Convertible Preferred Stock shall be required and be sufficient to constitute a quorum. At any such meeting or adjournment thereof, the absence of a quorum of the holders of Convertible Preferred Stock shall not prevent the election of directors other than the New Director and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of any New Director.

          (v) For so long as the aforesaid voting rights are vested in the holders of Convertible Preferred Stock, the term of office of the New Director shall terminate upon the election of his successor by the holders of Convertible Preferred Stock. Upon any termination of the aforesaid voting rights in accordance with Section 8(c)(ii) or
                 Section 8(c)(viii), the term of office of any New Director shall thereupon terminate and upon such termination the number of directors constituting the Board of Directors shall, without further action, be reduced by one.

          (vi) In the case of any vacancy occurring with respect to the New Director, the New Director who shall have been so elected may appoint a successor to hold office until his successor is elected at an annual or a special meeting of the stockholders. If the New Director shall cease to serve as a director before his term shall expire, the holders of Convertible Preferred Stock then outstanding may elect a successor (at any meeting of stockholders held for the purpose of electing directors or by the written consent of the holders of Convertible Preferred Stock pursuant to
                 Section 228 of the Delaware General Corporation Law) to hold office until his successor is elected at an annual or a special meeting of the stockholders. The New Director may be removed, either for or without cause, by the holders of a majority of the Convertible Preferred Stock and any resulting vacancy may be filled as provided for in this subsection (vi).

          (vii) So long as any shares of Convertible Preferred Stock are outstanding, the Corporation shall take such action as may be necessary so that its By-laws shall contain provisions ensuring that the number of directors of the Corporation shall at all times be such that the exercise, by the holders of the Convertible Preferred Stock, of the right to elect a New Director will not contravene any provisions of the Certificate of Incorporation or By-laws.

          (viii) Notwithstanding the foregoing, at such time, if any, as the outstanding shares of Convertible Preferred Stock then Beneficially Owned by the Initial Purchasers, their respective Affiliates or any Designated Transferees constitutes less than 50% of the number of shares of Common Stock Beneficially Owned by them immediately after the Issue Date (as such number may be adjusted for stock dividends, stock splits, combinations and recapitalizations and other similar events), the holders of Convertible Preferred Stock shall not be entitled to designate or elect any directors under this Section 8(c).

9. Conversion. (a) Any share of Convertible Preferred Stock shall be convertible at the option of the holder thereof into fully paid and nonassessable shares of Common Stock on the terms and conditions set forth in this Section 9, at any time upon surrender to the Corporation of the certificates for the shares to be converted, into a number of fully paid and nonassessable shares of Common Stock equal to the Convertible Preferred Amount per share as of the date of conversion divided by the Conversion Price.

     (b) Conversion of the Convertible Preferred Stock as permitted by Section 9(a) hereof may be effected by any holder thereof upon the surrender to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, of the certificate for the Convertible Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this
          Section 9 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Convertible Preferred Stock pursuant hereto. As promptly as practicable, and in any event within 5 Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the reasonable satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock to which the holder of shares of Convertible Preferred Stock being converted shall be entitled, (ii) if less than the full number of shares of Convertible Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares and evidenced by such surrendered certificate or certificates less the number of shares being converted, and (iii) payment of all amounts to which a holder is entitled pursuant to Section 9(e) hereof. Such conversion shall be deemed to have been made at the close of business on the date of giving of such notice and of such surrender of the certificate or certificates representing the shares of Convertible Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the Person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

     (c) In case any shares of Convertible Preferred Stock are to be redeemed pursuant to Section 5 hereof, such right of conversion shall cease and terminate as to such shares at the close of business on the second Business Day preceding the date fixed for redemption or exchange, unless the Corporation shall default in the payment of the applicable redemption price, in which case such right of conversion shall not cease as to any share of Convertible Preferred Stock unless and until the redemption price with respect to such share has been paid in full.

     (d) The Corporation shall at all times reserve and keep available, free from liens, charges and security interests and not subject to any preemptive rights, for issuance upon conversion of the Convertible Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Convertible Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Convertible Preferred Stock.

     (e) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any shares of Convertible Preferred Stock. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of a share of Convertible Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash equal to such fractional interest multiplied by the Current Market Price of the Common Stock on the day of conversion. If more than one share or right shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate Convertible Preferred Amount so surrendered.

     (f) The Conversion Price shall be subject to adjustment as follows:

          (i) In case the Corporation shall at any time or from time to time after the Issue Date (A) pay a dividend or make a distribution in shares of Common Stock or securities convertible into Common Stock, (B) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares of Common Stock, (C) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, or (D) otherwise issue by reclassification of the shares of Common Stock any shares of capital stock of the Corporation, then, and in each such case, the Conversion Price shall be adjusted so that the holder of any shares of Convertible Preferred Stock and thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Convertible Preferred Stock been surrendered for conversion immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this
                 Section 9(f)(i) shall become applicable (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution and (y) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective. Such adjustment shall be made successively.

          (ii) In case the Corporation shall at any time or from time to time after the Issue Date declare, order, pay or make a dividend or other distribution (including without limitation any distribution of stock or other securities, evidences of indebtedness, property or assets or rights or warrants to subscribe for securities of the Corporation or any of its Subsidiaries) on its Common Stock (other than
                 (A) regular quarterly dividends payable in cash or (B) dividends or distributions of shares of Common Stock referred to in Section 9(f)(i) hereof) (any one of the foregoing other than the items specified in clause (A) or
                 (B) referred to as "SECURITIES OR ASSETS"), then and in each such case, unless the Corporation elects to reserve shares or other units of such Securities or Assets for distribution to the holders of the Convertible Preferred Stock upon the conversion of the shares of Convertible Preferred Stock so that any such holder converting shares of Convertible Preferred Stock will receive upon such conversion, in addition to the shares of the Common Stock to which such holder is entitled, the amount and kind of such Securities or Assets which such holder would have received if such holder had, immediately prior to the record date for the distribution of the Securities or Assets, converted its shares of Convertible Preferred Stock into Common Stock, the Conversion Price shall be adjusted so that such Conversion Price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the Current Market Price of the Common Stock on such record date less the then fair market value (as determined by the Board in good faith) of the portion of the capital stock or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Common Stock, and of which the denominator shall be the Current Market Price of the Common Stock on such record date; provided, however, that if the then fair market value (as so determined) of the portion of the Securities or Assets so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price of the Common Stock on the record date mentioned above, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of the Convertible Preferred Stock shall have the right to receive the amount and kind of Securities or Assets which such holder would have received had such holder converted each such share of the Convertible Preferred Stock immediately prior to the record date for the distribution of the Securities or Assets. Such adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution.

          (iii) In case the Corporation shall issue or sell any Common Stock (or rights, options, warrants or other securities convertible into or exercisable or exchangeable for shares of Common Stock) (collectively, "Additional Shares") at any time from and after the Issue Date until [THIRD ANNIVERSARY OF THE ISSUE DATE] without consideration or for a consideration per share (or having a conversion, exchange or exercise price per share) (such per share amount, the "Sale Price") less than the greater of (A) the Current Market Price per share of Common Stock on the date preceding the earlier of the issuance or public announcement of the issuance of such Additional Shares of Common Stock and (B) the Conversion Price as of the date of such issuance of such shares (or, in the case of convertible or exchangeable or exercisable securities, less than the greater of the Current Market Price or the Conversion Price, as the case may be, as of the date of issuance of the rights, options, warrants or other securities in respect of which shares of Common Stock were issued) then, and in each such case, the Conversion Price shall be reduced to an amount determined by multiplying
                 (A) the Conversion Price in effect on the day immediately prior to such date by (B) a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such sale or issuance multiplied by the greater of (a) the then applicable Conversion Price per share and (b) the Current Market Price per share of Common Stock on the date preceding the earlier of the issuance or public announcement of the issuance of such Additional Shares of Common Stock (the greater of (a) and (b) above hereinafter referred to as the "Adjustment Price") and (2) the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock so issued (or into or for which the rights, options, warrants or other securities are convertible, exercisable or exchangeable), and the denominator of which shall equal to the product of
                 (I) the sum of (x) the total number of shares of Common Stock outstanding immediately prior to such sale or issue and (y) the number of additional shares of Common Stock issued (or into or for which the rights, options, warrants or other securities may be converted, exercised or exchanged), multiplied by (II) the Adjustment Price. In case any portion of the consideration to be received by the Corporation shall be in a form other than cash, the fair market value of such noncash consideration shall be utilized in the foregoing computation. Such fair market value shall be determined in good faith by the Board of Directors. An adjustment made pursuant to this subsection
                 (iii) shall be made on the next Business Day following the date on which any such issuance is made and shall be effective retroactively to the close of business on the date of such issuance. For purposes of this subsection
                 (iii), the aggregate consideration receivable by the Corporation in connection with the issuance of shares of Common Stock or of rights, warrants or other securities convertible into shares of Common Stock shall be deemed to be equal to the sum of the aggregate offering price (before deduction of underwriting discounts or commissions and expenses payable to third parties) of all such Common Stock, rights, warrants and convertible securities plus the aggregate amount (as determined on the date of issuance), if any, payable upon exercise or conversion of any such rights, warrants and convertible securities into shares of Common Stock. If, subsequent to the date of issuance of such right, warrants or other convertible securities, the exercise or conversion price thereof is reduced, such aggregate amount shall be recalculated and the Conversion Price shall be adjusted retroactively to give effect to such reduction. On the expiration of any option or the termination of any right to convert or exchange any securities into Additional Shares, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination (but taking into account other adjustments or potential made following the time of issuance of such options or securities) had such option or security, to the extent outstanding immediately prior to such expiration or termination, never been issued. If Common Stock is sold as a unit with other securities, the aggregate consideration received for such Common Stock shall be deemed to be net of the fair market value (as determined by the Board of Directors in good faith) of such other securities. The issuance or reissuance of (A) any shares of Common Stock or rights, warrants or other securities convertible into shares of Common Stock (whether treasury shares or newly issued shares) (1) pursuant to a dividend or distribution on, or subdivision, combination or reclassification of, the outstanding shares of Common Stock requiring an adjustment in the Conversion Price pursuant to subsection
                 (i) of this Section 9(f); (2) pursuant to any restricted stock or stock option plan or program of the Corporation involving the grant of options or rights to acquire shares of Common Stock after the date hereof to directors, officers and employees of the Corporation and its Subsidiaries; (3) pursuant to any option, warrant, right, or convertible security outstanding as of the Issue Date;
                 (4) pursuant to any securities issued to a bank or other similar financial institution solely in connection with the Senior Credit Facility or the Senior Subordinated Credit Facility or (5) pursuant to an underwritten offering registered with the SEC if the offering price is greater than the Conversion Price then in effect; (B) the Series B-1 Convertible Preferred Stock and any shares of Common Stock issuable upon conversion or exercise thereof, or (C) the Warrants and any shares of Common Stock issuable upon exercise thereof, shall not be deemed to constitute an issuance of Common Stock or convertible securities by the Corporation to which this subsection
                 (iii) applies. No adjustment shall be made pursuant to this subsection (iii) in connection with any transaction to which Section 9(g) applies.

          (iv) For purposes of this Section 9(f), the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Corporation.

          (v)    All calculations of the Conversion Price pursuant to this
                 Section 9(f) shall be made to the nearest one one-hundredth of a cent. Anything in this Section 9(f) to the contrary notwithstanding, (A) the Corporation shall not be required to give effect to any adjustment in the Conversion Price unless and until the net effect of one or more adjustments (each of which shall be carried forward), determined as above provided, shall have resulted in a reduction of the Conversion Price of at least 1%, and when the cumulative net effect of more than one adjustment so determined shall be to reduce the Conversion Price by at least 1%, such reduction in Conversion Price shall thereupon be given effect and (B) in no event shall the then current Conversion Price be increased as a result of any calculation made at any time pursuant to this Section 9(f).

          (g) (i) In case of any capital reorganization or reclassification of outstanding shares of Common Stock (other than a reclassification to which Section 9(f)(i) hereof shall apply), or in case of any merger or consolidation of the Corporation with or into another Person (as defined below), or in case of any sale or conveyance to another Person of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which share exchange the shares of Common Stock are converted into other securities, cash or other property (each of the foregoing being referred to as a "TRANSACTION"), each share of Convertible Preferred Stock then outstanding shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Convertible Preferred Stock was convertible immediately prior to such Transaction (including, on a pro rata basis, the cash, securities or property received by holders of Common Stock in any tender or exchange offer that is a step in such Transaction).

          (ii) Notwithstanding anything contained herein to the contrary, the Corporation will not effect any Transaction unless, prior to the consummation thereof, (A) the Surviving Person (as defined below) shall agree that the shares of Convertible Preferred Stock shall be treated as provided in paragraph (i) of this Section 9(g) and the agreements governing such Transaction shall so provide, (B) the Surviving Person thereof shall assume, by written instrument mailed, by first-class mail, postage prepaid, to each holder of shares of Convertible Preferred Stock at such holder's address as it appears in the records of the Corporation, the obligation to deliver to such holder such cash or other securities to which, in accordance with the foregoing provisions, such holder is entitled and such Surviving Person shall have mailed, by first-class mail, postage prepaid, to each holder of shares of Convertible Preferred Stock at such holder's address as it appears in the records of the Corporation, an opinion of independent counsel for such Person stating that such assumption agreement is a valid, binding and enforceable agreement of the Surviving Person, and (C) proper provision is made to ensure that the holders of shares of Convertible Preferred Stock will be entitled to receive the benefits afforded by Section 5(b) hereof.

     (h) In any case, if necessary, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth in this Section 9 with respect to rights and interests thereafter of the holders of shares of Convertible Preferred Stock to the end that the provisions set forth herein for the protection of the conversion rights of Convertible Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities (other than the Common Stock) and property deliverable upon conversion of the shares of Convertible Preferred Stock remaining outstanding with such adjustments in the Conversion Price and such other adjustments in the provisions hereof as the Board of Directors shall in good faith determine to be appropriate. In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section 9 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

     (i) If the Corporation shall pay any dividend or make any other distribution to the holders of its Common Stock (other than regular quarterly dividends payable in cash) or shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other right, or there shall be any Transaction, or there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then, in any one or more of said cases the Corporation shall give at least 15 days prior written notice to the holders of record of Convertible Preferred Stock by first-class mail, postage prepaid, at their respective addresses as they shall appear in the records of the Corporation of the earlier of the dates on which (i) the books of the Corporation shall close or a record shall be taken for such stock dividend, distribution or subscription rights or (ii) such Transaction, dissolution, liquidation or winding up shall take place. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale or conveyance or participate in such dissolution, liquidation or winding up, as the case may be. Failure to give such notice shall not invalidate any action so taken.

10. Reports as to Adjustments. Upon the occurrence of any event specified in Section 9(f) hereof that would result in any adjustment of the Conversion Price, then, and in each such case, the Corporation shall promptly deliver to the holders of record by first-class mail, postage prepaid, at their respective addresses as they shall appear in the records of the Corporation, a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Conversion Price then in effect following such adjustment. Where appropriate, such notice to the holders of Convertible Preferred Stock may be given in advance and included as part of the notice required pursuant to Section 9(i) hereof.

11. Purchase Rights. If the Corporation issues any shares of Common Stock, options, convertible securities, other equity securities or securities containing options or rights to acquire any equity securities or any securities convertible or exchangeable for equity securities, in each case after the date hereof (other than a Permitted Issuance) to any Person (the "OFFEREE"), such issuance (the "OFFER") will be subject to the right of first offer and participation rights set forth in Section 11(a) and Section 11(b) below.

     (a) Preferred Stock Issuances. If the securities to be issued in the Offer include any class or series of preferred stock of the Corporation whether by liquidation, dividend or voting rights, the Corporation shall offer such securities (the "PREFERRED OFFERED SECURITIES") to the holders of Convertible Preferred Stock by delivery of written notice to such holders not less than 30 days prior to the date of the proposed issuance. Such notice shall disclose in reasonable detail the proposed terms (including price terms) and conditions of the Offer (the "PREFERRED OFFER NOTICE"). Each holder of Convertible Preferred Stock shall have the right to purchase its ratable portion of the Preferred Offered Securities (determined by dividing the number of shares of Convertible Preferred Stock held by such holder by the total number of shares of Convertible Preferred Stock then outstanding) on the terms as set forth in the Preferred Offer Notice, by delivery of written notice to the Corporation of such election within 15 days after delivery of the Preferred Issuance Notice (the "PREFERRED ELECTION NOTICE"). If any holder of Convertible Preferred Stock has elected to purchase any Preferred Offered Securities, the sale of such securities shall be consummated simultaneously with the consummation of the sale to the Offeree. If the holders of Convertible Preferred Stock elect to purchase less than all of the Preferred Offered Securities as described above, the Corporation may issue such remaining Preferred Offered Securities to the Offeree at the same price and on the same terms as set forth in the Preferred Issuance Notice during the 45-day period beginning from the date on which the Preferred Election Notice has been delivered to the Corporation. Any Preferred Offered Securities not issued within such 45-day period will be subject to this Section 11(a) upon subsequent proposed issuance.

     (b) Other Issuances. If the securities to be issued pursuant to the Offer do not include any class or series of preferred stock of the Corporation whether by liquidation, dividend or voting rights, the Corporation shall offer to sell to each holder of Convertible Preferred Stock a number of such securities (the "OFFERED SECURITIES") so that such holder's Ownership Ratio immediately after the issuance of such securities would be equal to such holder's Ownership Ratio immediately prior to such issuance of securities. The Corporation shall give each holder of Convertible Preferred Stock at least 30 days prior written notice of any proposed issuance, which notice shall disclose in reasonable detail the proposed terms and conditions of such issuance (the "ISSUANCE NOTICE"). Each holder of Convertible Preferred Stock shall be entitled to purchase its ratable portion of the Offered Securities at the same price, on the same terms, and at the same time as the securities are issued to the Offeree by delivery of written notice to the Corporation of such election within 15 days after delivery of the Issuance Notice (the "ELECTION NOTICE"); provided, that if more than one type of security is proposed to be issued, such holder shall, if it exercises its rights pursuant to this Section 11(b), purchase such securities in the same ratio to be issued to the Offeree. If any holder of Convertible Preferred Stock has elected to purchase any Offered Securities, the sale of such securities shall be consummated simultaneously with the consummation of the sale to the Offeree. If the holders of Convertible Preferred Stock elect to purchase less than all of the Offered Securities as described above, the Corporation may issue such remaining Offered Securities to the Offeree at the same price and on the same terms as set forth in the Issuance Notice during the 45-day period beginning from the date on which the Election Notice has been delivered to the Corporation. Any Offered Securities not issued within such 45-day period must be reoffered to the holders of Convertible Preferred Stock in accordance with this Section 11(b) prior to issuance.

     (c) The election by any holder of Convertible Preferred Stock not to exercise purchase rights under this Section 11 in any one instance shall not affect such holders rights as to any subsequent proposed issuance. Any sale of such securities by the Corporation without first giving such holders the rights described in this Section 11 shall be void and of no force and effect, and the Corporation shall not register such sale or issuance on the books and records of the Corporation.

12. Certain Covenants. Any holder of Convertible Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Designations or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

13. Definitions. For the purposes of this Certificate of Designations, the following terms shall have the meanings indicated:

     "AFFILIATE" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act or any successor provision. The terms "affiliated" and "non-affiliated" shall have meanings correlative to the foregoing.

     "BENEFICIALLY OWN" has the meaning set forth in Rules 13d-3 and 13d-5 promulgated under the Exchange Act.

     "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     "CHANGE IN CONTROL" shall mean (i) any sale, transfer, conveyance or other disposition (other than by way of merger or consolidation) of all or substantially all of the Corporation's assets, on a consolidated basis, in one transaction or a series of related transactions, to any Person (including any group that is deemed to be a Person); (ii) the consummation of any transaction involving the Corporation, including, without limitation, any merger or consolidation, whereby any Person (including any group that is deemed to be a Person ) is or becomes the "beneficial owner," directly or indirectly, of more than 40% of the aggregate voting equity securities of the Corporation or the surviving entity or entities of such transaction if other than the Corporation; (iii) the Continuing Directors cease for any reason to constitute a majority of the members of the Board of Directors then in office; (iv) the approval by the Corporation's stockholders of a merger or consolidation of the Corporation with any other company and all other required governmental approvals have been obtained, other than a merger or consolidation which would result in the Voting Securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the Voting Securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; or (v) the Corporation adopts a plan of liquidation.

     "COMMON STOCK" shall mean the common stock, par value $1 per share, of the Corporation, including any associated Right, as defined in and issued pursuant to the Rights Agreement, dated as of October 27, 1998, as amended, by and between the Corporation and The Bank of New York (as successor to First Chicago Trust Company of New York), as Rights Agent.

     "CONTINUING DIRECTORS" shall mean during any period of 12 consecutive months, individuals who at the beginning of any such 12-month period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Corporation was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of the Corporation, if such agreement was approved by a vote of such majority of directors).

     "CONVERSION PRICE" shall mean, [$24.05 MINUS AN AMOUNT EQUAL TO THE PRODUCT OF $0.01 MULTIPLIED BY THE AMOUNT (IF POSITIVE) BY WHICH THE WEIGHTED AVERAGE COST OF FUNDS (EXPRESSED IN BASIS POINTS) EXCEEDS 850 BASIS POINTS], and shall be subject to adjustment as provided for in
Section 9(f).

     "CURRENT MARKET PRICE," when used with reference to shares of Common Stock or other securities on any date, shall mean the closing price per share of Common Stock or such other securities on such date and, when used with reference to shares of Common Stock or other securities for any period, shall mean the average of the daily closing prices per share of Common Stock or such other securities for such period. For the avoidance of doubt, "CURRENT MARKET PRICE" as used in Section 5(a) hereof shall mean the closing price per share of Common Stock on each of the 30 Trading Days preceding the date notice is given by the Corporation pursuant to Section 6 hereof of its notice of intention to redeem all of the shares of Convertible Preferred Stock pursuant to Section 5(a). The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock or such other securities are not listed or admitted to trading on the New York Stock Exchange, as reported, in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock or such other securities are listed or admitted to trading or, if the Common Stock or such other securities are not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or, if on any such date the Common Stock or such other securities are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock or such other securities selected by the Board of Directors of the Corporation. If the Common Stock or such other securities are not publicly held or so listed or publicly traded, "CURRENT MARKET PRICE" shall mean the fair market value per share of Common Stock or of such other securities as determined by an independent investment banking firm with an established national reputation as a valuer of equity securities selected by the Corporation and reasonably acceptable to the holders of a majority of the shares of Convertible Preferred Stock outstanding at the time.

     "DESIGNATED TRANSFEREE" shall mean any Person to whom the Initial Purchasers or any Designated Transferee shall have sold or otherwise transferred at least 10,000 shares of Convertible Preferred Stock (as such number may be adjusted from time to time for any stock split, stock dividend, reverse split, combination, recapitalization, merger, or otherwise); provided, however, that no Person primarily engaged in the business of publishing, printing or marketing yellow page directories (the "DIRECTORIES BUSINESS") and no Person which owns more than 40% of the outstanding voting equity securities of any Person primarily engaged in the Directories Business shall be a Designated Transferee unless the Corporation gives its written consent to such Person being a Designated Transferee.

     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934.

     "INITIAL PURCHASERS" shall mean GS Capital Partners 2000, L.P., a Delaware limited partnership; GS Capital Partners 2000 Offshore, L.P., a Cayman Islands exempted limited partnership; GS Capital Partners 2000 Employee Fund 2000, L.P., a Delaware limited partnership; GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, a German limited partnership; and Goldman Sachs Direct Investment Fund 2000, L.P. a Delaware limited partnership.

     "INTEREST RATE DETERMINATION DATE" shall mean the earlier of (x) the date of issuance of the Senior Subordinated Notes or (y) [THE DATE THAT IS 6 MONTHS AFTER THE CLOSING DATE OF THE PURCHASE AGREEMENT].

     "ISSUE DATE" shall mean ___________, 2003.

     "JUNIOR SECURITIES" shall have the meaning set forth in Section 2 hereof.

     "OWNERSHIP RATIO"shall mean, as to any Person at any time of determination, the percentage obtained by dividing the amount of shares of Common Stock held by such Person on a fully diluted, as-if-converted basis at such time by the aggregate amount of shares of Common Stock outstanding on a fully diluted, as-if-converted basis at such time. For purposes of this definition, "fully diluted" shall exclude shares of Common Stock issuable pursuant to out-of-the-money options, warrants or other rights and options, warrants or other rights which are not exercisable by the holder thereof on the date of determination.

     "PARITY SECURITIES" shall have the meaning set forth in Section 2 hereof.

     "PERMITTED ISSUANCE" shall mean (i) the issuance or granting of Common Stock (including restricted, deferred or performance shares), options or convertible securities to employees of the Corporation and its Subsidiaries or the exercise thereof pursuant to a stock-based incentive plan, (ii) the issuance of Common Stock hereunder, (iii) the issuance of Common Stock by the Corporation for consideration other than cash pursuant to a consummated merger, consolidation, acquisition, or similar business combination, (iv) the issuance of Common Stock pursuant to any securities issued to a bank or other similar financial institution solely in connection with the Senior Credit Facility or the Senior Subordinated Credit Facility, or (v) the issuance of Common Stock upon exercise of Warrants.

     "PERSON" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

     "REGISTRATION RIGHTS AGREEMENT" shall mean that certain Registration Rights Agreement, dated November [25], 2002, by and among the Corporation and the Purchasers named therein.

     "SENIOR CREDIT FACILITY" shall have the meaning set forth in the Stock Purchase Agreement.

     "SENIOR SUBORDINATED CREDIT FACILITY" shall have the meaning set forth in the Stock Purchase Agreement.

     "SENIOR SUBORDINATED NOTES" shall mean the senior subordinated notes of the Corporation or any of the Subsidiaries (other than those issued pursuant to the Senior Subordinated Credit Facility) issued in connection with, or to refinance the financing incurred in connection with, the transactions contemplated by the Sprint Purchase Agreement.

     "SPRINT PURCHASE AGREEMENT" shall mean the Stock Purchase Agreement, dated as of September 21, 2002, by an among Sprint Corporation, a Kansas corporation, Centel Directories LLC, a Delaware limited liability company, and the Corporation, as such agreement may be amended from time to time.

     "STOCK PURCHASE AGREEMENT" shall mean that certain Preferred Stock and Warrant Purchase Agreement, dated September 21, 2002, by and among the Corporation and the Purchasers named therein, as such agreement may be amended from time to time.

     "SUBSIDIARIES" shall have the meaning ascribed to the term "Company Subsidiaries" in the Stock Purchase Agreement.

     "SURVIVING PERSON" shall mean the continuing or surviving Person of a merger, consolidation or other corporate combination, the Person receiving a transfer of all or a substantial part of the properties and assets of the Corporation, or the Person consolidating with or merging into the Corporation in a merger, consolidation or other corporate combination in which the Corporation is the continuing or surviving Person, but in connection with which the Convertible Preferred Stock or Common Stock of the Corporation is exchanged or converted into the securities of any other Person or the right to receive cash or any other property.

     "TRADING DAY" shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, a Business Day.

     "VOTING EQUITY INTERESTS" shall mean any Voting Securities, securities of the Corporation convertible into Voting Securities, and options, warrants or other rights to acquire Voting Securities.

     "VOTING SECURITIES" shall mean the Common Stock, the Convertible Preferred Stock and any other securities of the Corporation having the voting power under ordinary circumstances with respect to the election of directors of the Corporation.

     "WARRANTS" shall mean the warrants to purchase shares of Common Stock issued pursuant to the Stock Purchase Agreement.

     "WEIGHTED AVERAGE COST OF FUNDS" shall mean the sum of the Weighted Average Interest Rate for each tranche or type of indebtedness under (i) the Senior Credit Facility and (ii) the Senior Subordinated Credit Facility and/or the Senior Subordinated Notes.

     "WEIGHTED AVERAGE INTEREST RATE" shall be determined as of the Interest Rate Determination Date, and shall mean with respect to each tranche or type of indebtedness under the Senior Credit Facility, the Senior Subordinated Credit Facility and/or the Senior Subordinated Notes, the product of (i) the stated contract interest rate (or the effective rate of interest in the case of an original issue discount, as applicable) of such tranche or type of indebtedness (provided, however, that if the Interest Rate Determination Date is [THE DATE THAT IS 6 MONTHS AFTER THE CLOSING DATE OF THE PURCHASE AGREEMENT], the stated contract interest (or the effective rate of interest in the case of an original issue discount, as applicable) rate of the Senior Subordinated Credit Facility shall be deemed to be the highest rate of interest that may exist on such facility according to its terms), expressed in basis points per annum, calculated on the basis of actual days elapsed over a year of 365 days, without regard to any interest rate swap, hedging or similar transactions, multiplied by (ii) the quotient of (x) the amount of the outstanding principal of such tranche or type of indebtedness, divided by (y) the aggregate amount of the outstanding principal of all tranches or types of indebtedness under the Senior Credit Facility, the Senior Subordinated Credit Facility and/or the Senior Subordinated Notes.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf and attested on this day of , 2003 by duly authorized officers of the Corporation.

                                        R.H. DONNELLEY CORPORATION


                                        By:
                                           ------------------------------
                                           Name:
                                           Title:
ATTEST:

By:
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     Name:
     Title: